EXHIBIT 23.1
Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

Form S-8 Registration Statement (No. 333-194012) of Platform Specialty Products Corporation, and
Form S-8 Registration Statement (No. 333-196698) of Platform Specialty Products Corporation;

of our report dated September 9, 2014, with respect to the consolidated balance sheets of Arysta LifeScience Limited as of January 1, 2012 and December 31, 2012 and 2013 and the related consolidated statement of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2013, which report appears in the Current Report on Form 8-K of Platform Specialty Products Corporation dated November 3, 2014.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan
November 3, 2014